Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Accuray Incorporated

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share (“Common Stock”), reserved for issuance pursuant to the Accuray Incorporated Stand-Alone Inducement Restricted Stock Unit Agreement (“RSU Award”)	Rule 457(c) and Rule 457(h)	389,221	$2.08	$809,579.68	0.0000927	$75.05

Equity	Common Stock reserved for issuance pursuant to the Accuray Incorporated Stand-Alone Inducement Stock Option Agreement (the “Option Award,” and together with the RSU Award, the “Awards”)	Rule 457(c) and Rule 457(h)	722,222	$2.08	$1,502,221.76	0.0000927	$139.26

Total Offering Amounts			1,111,443		$2,311,801.44		$214.31

Total Fee Offsets							–

Net Fee Due							$214.31

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Awards being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Consists of shares of the Registrant’s Common Stock underlying the Awards, which were granted to the Registrant’s SVP, Chief Commercial Officer, as an inducement material to his acceptance of employment with the Registrant.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on May 25, 2022.